Exhibit 3.1


                               ARTICLES OF MERGER
                                       OF
                        THIRD MILLENNIUM INDUSTRIES, INC.
                                  WITH AND INTO
                              X-NET SERVICES CORP.


         Pursuant to Section 92A.180 of the Nevada Revised Statutes, the undersigned corporations execute the following articles of merger:

         FIRST: The names of the corporations participating in the merger and their respective jurisdictions of incorporation are as follows:

         Name of Corporation                                  State
         -------------------                                  -----

         X-Net Services Corp.                                 Nevada

         Third Millennium Industries, Inc.                    Nevada

         SECOND: The name of the surviving corporation is X-Net Services Corp. The Articles of Incorporation of the surviving corporation are to be amended in connection with the merger described herein by deleting Article I of the Articles of Incorporation of X-Net Services Corp. and substituting the following therefor:

         "1. NAME OF CORPORATION: THIRD MILLENNIUM INDUSTRIES, INC."

         THIRD: The following agreement and plan of merger was approved by the unanimous written consent of the boards of directors of each of X-Net Services Corp. and Third Millennium Industries, Inc. The plan of merger was not required to be approved by the shareholders of X-Net Services Corp.

                          AGREEMENT AND PLAN OF MERGER
                                     BETWEEN
                        THIRD MILLENNIUM INDUSTRIES, INC.
                                       AND
                              X-NET SERVICES CORP.


         This AGREEMENT AND PLAN OF MERGER, is made and entered into as of October 29, 2003, between Third Millennium Industries, Inc., a Nevada corporation ("Subsidiary"), and X-Net Services Corp., a Nevada corporation ("Parent"). Subsidiary and Parent are referred to collectively herein as the "Constituent Corporations."

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                                   WITNESSETH:

         WHEREAS, Parent is the owner of all the issued and outstanding shares of capital stock of Subsidiary and the Boards of Directors of the Constituent Corporations deem it advisable and in the best interest of the Constituent Corporations and their shareholders that Subsidiary be merged with and into Parent (the "Merger").

         NOW, THEREFORE, the Constituent Corporations hereby agree as follows:

         1. The Merger shall be effected in accordance with and pursuant to
Section 92A.180 of the Nevada Revised Statutes.

         2. The Effective Date of the Merger (the "Effective Date") shall be the date these Articles of Merger are filed with the Nevada Secretary of State.

         3. On the Effective Date:

                  (a) Subsidiary shall be merged with and into Parent and Parent shall be the Surviving Corporation;

                  (b) The separate existence of Subsidiary shall cease;

                  (c) The Surviving Corporation shall have all the rights, privileges, immunities, and powers and shall be subject to all duties and liabilities of a corporation organized under the laws of the state of Nevada; and

                  (d) The Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as a private nature, of each of the Constituent Corporations; all property, real, personal, and mixed, and all debts due of whatever account, and all and every other interest, of or belonging to or due to each of the Constituent Corporation shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed; the title to any real estate, or any interest therein, vested in either Constituent Corporation shall not revert or be in any way impaired by reason of the merger; the Surviving Corporation shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Corporations; any claim existing or action or proceeding pending by or against either of such Constituent Corporations may be prosecuted as if the merger had not taken place, or the Surviving Corporation may be substituted in place of the Constituent Corporation; and neither the rights of creditors nor any liens on the property of either of the Constituent Corporations shall be impaired by the merger.

         4. From and after the Effective Date and until further amended in accordance with the Nevada Revised Statutes, the Articles of Incorporation of Parent in effect immediately prior to the Effective Date shall be the Articles of Incorporation of the Surviving Corporation.

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         5. On the Effective Date, the Articles of Incorporation of Parent shall be amended to delete Section 1 thereof in its entirety and to substitute the following therefor:

         "1. NAME OF CORPORATION: THIRD MILLENNIUM INDUSTRIES, INC."

         6. The directors and officers of Parent in office immediately prior to the Effective Date shall, from and after the Effective Date, be the directors and officers of the Surviving Corporation. Such directors and officers shall serve until their respective successors are duly appointed or elected and qualified in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         7. All of the issued and outstanding shares of the capital stock of Subsidiary are owned by Parent. On the Effective Date, the issued and outstanding shares of the capital stock of Subsidiary shall be canceled and all rights in respect thereof shall thereupon terminate and cease to exist.

         IN WITNESS WHEREOF, the parties hereto have duly executed these Articles of Merger as of the date written above.

         X-Net Services Corp.                  Third Millennium Industries, Inc.


         By /s/ Dennis D. DePriest             By /s/ Dennis D. DePriest
           ------------------------------         ------------------------------
           Dennis D. DePriest, President          Dennis D. DePriest, President



STATE OF MISSOURI )
                  )ss.
COUNTY OF GREENE  )

         I, the undersigned notary public, hereby certify that on the 28th day of October, 2003, personally appeared before me Dennis K. DePriest, the President of X-Net Services Corp., a Nevada corporation, and the President of Third Millennium Industries, Inc., a Nevada corporation, who being by me first duly sworn, declared that he is the person who signed the foregoing Articles of Merger as President of each of such corporations, and that the statements contained therein are true.

                                    WITNESS MY HAND AND OFFICIAL SEAL

                                     /s/ Pamela Fisher
                                    -------------------------
                                     Notary Public

         (Seal)
         Pamela Fisher
         Notary Public - State of Missouri
         Greene County
         My Commission Expires March 20, 2007

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